EXHIBIT 99.1

                                                                            NEWS

FINANCIAL
RELATIONS BOARD



FOR FURTHER INFORMATION:

AT THE COMPANY:                      AT FINANCIAL RELATIONS BOARD
--------------                       ----------------------------
Bob Ende                             General Info: Marilynn Meek (212) 827-3773
Senior Vice President of Finance     Investor Info: Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com
------------------


FOR IMMEDIATE RELEASE
March 15, 2005

                         COMFORCE CORPORATION ANNOUNCES
                    FOURTH QUARTER 2004 AND FULL YEAR RESULTS

        Revenues up 28.8% for the Fourth Quarter and 30.0% for Full Year

     Woodbury, NY -March 15, 2005- COMFORCE Corporation (ASE: CFS), a leading provider of specialty staffing, consulting and outsourcing services, today reported results for the fourth quarter ended December 26, 2004. Revenues in the quarter rose 28.8% to $132.5 million, compared to $102.8 million from the same period last year. Sequentially, revenues increased 7.4% compared to revenues of $123.4 million in the third quarter of 2004. The improvement in revenues was primarily due to the continued growth in our human capital management services segment, consisting of PRO Unlimited, which had a 41.1% increase in revenues in the fourth quarter over the prior year quarter. The Company also benefited from increased corporate spending in certain sectors of Staff Augmentation. Technical Services, which includes Government Staffing, was up 17.4%, while Information Technology rose 30.5% over the fourth quarter of 2003.

     Gross profit for the fourth quarter of 2004 was $20.4 million or 15.4% of sales, compared to $16.6 million or 16.2% of sales in the fourth quarter of 2003. Operating income for the fourth quarter was $4.8 million, compared to an operating income of $3.2 million in the fourth quarter 2003. As a percentage of sales, operating income was 3.6% in the fourth quarter of 2004, compared to 3.1% in the fourth quarter of 2003.

     Interest expense was $3.2 million for the fourth quarter of 2004, compared to $3.3 million in the fourth quarter of 2003. Since June 2000, the Company has reduced its public debt from $138.8 million to $64.4 million which has reduced its current year interest expense by approximately $8.5 million as compared to 2000.

                                     -More-

     The Company recorded income from continuing operations before income taxes of $1.7 million for the fourth quarter of 2004, compared to income from continuing operations before income taxes of $748,000 in the fourth quarter of 2003. The Company reported the results of its sold customer premise equipment services niche of its Telecom operations as discontinued operations for the three months ended December 26, 2004 and reclassified results for the prior year comparable quarter. The Company recorded a tax provision of $931,000 in the fourth quarter of 2004, compared to a tax provision of $563,000 in the fourth quarter of 2003.

     The Company recorded net income of $772,000 or $0.04 per basic share and $0.03 per diluted share for the fourth quarter of 2004, compared to net income of $166,000, or $0.00 per basic and diluted share for the same quarter last year.

Full Year Results

     COMFORCE reported revenues of $480.9 million for the fiscal year ended December 26, 2004, compared to revenues of $370.0 million for the fiscal year ended December 28, 2003, up 30.0%. The higher revenue for the year was primarily due to PRO Unlimited, which had an increase in revenue of 42.9% for the full year. The Company also benefited from customer spending in certain segments of Staff Augmentation. Technical Services, which includes Government Staffing, grew 25.9% year over year and Information Technologies was up 11.8% for the same period.

     Operating income for the year was $14.1 million, compared to an operating loss of $(15.1) million for the same period last year. In the third quarter of 2003, under the provisions of SFAS 142, the Company recorded a non-cash charge for goodwill impairment in the amount of $24.5 million. Excluding this non-cash charge, operating income for fiscal 2003 was $9.4 million. Also, included in the loss for fiscal 2003 was an insurance recovery of $1.6 million related to a previously recorded non-cash charge for uncollectible funding and service fees.

     Interest expense for fiscal 2004 was $12.3 million, compared to $13.9 million for the prior year period, principally as a result of the repurchase and exchange of higher interest rate debt.

     During fiscal 2004, COMFORCE repurchased $18.1 million principal amount of Senior Notes resulting in a gain on debt extinguishment for the Company of $2.0 million. As a result of the Company's exchange and repurchase of 15% PIK debentures and the repurchase of 12% Senior Notes in 2003, the Company recognized a gain on debt extinguishment of $9.6 million in fiscal 2003.

     Income from continuing operations before income taxes for fiscal 2004 was $3.8 million, compared to a loss from continuing operations before income taxes of $(19.2) million for fiscal 2003. The Company recorded a tax provision of $2.1 million in fiscal 2004, compared to a tax provision of $571,000 in the prior year period.

     The Company reported income from continuing operations, of $0.07 per basic and diluted share, compared to a net loss from continuing operations, of $(1.23) per basic and diluted share for fiscal 2003. The loss from continuing operations in fiscal 2003 was principally due to the $24.5 million write-off of goodwill in the third quarter of fiscal 2003.

                                     -More-

Recent Events

     As previously reported, in February 2005, the Company announced that it has signed an agreement with PNC Business Credit increasing its revolving credit line to $85 million from $75 million. This additional financing will provide COMFORCE added flexibility in addressing future financial objectives, which include improving the Company's balance sheet and advancing its strategic growth initiatives.

Comments from Management

     John Fanning, Chairman and Chief Executive Officer of COMFORCE, commented, "We are extremely pleased with our fourth quarter and full year financial results, having improved our revenues in all four quarters of 2004, resulting in five consecutive quarters of improved year-over-year revenue growth.

     "PRO Unlimited continued to post strong gains during the quarter and was the major contributor to our revenue growth for the year with revenues up approximately 43% over 2003. We believe that 2005 will be another solid year of growth for PRO, as we are continuing to see increasing demand for human capital management services. Technical staffing, which includes our Government Staffing division also experienced significant growth for the year with revenues up 25.9% over 2003.

     "We continue to believe that RightSourcing(R), our centralized solution for managing multiple staffing vendor service companies, offers great potential for future growth. Businesses are using multiple vendors to meet their needs, and this is costly in terms of dollars and time. Our clients are therefore embracing RightSourcing as it provides a cost effective means for the coordination and financial management of multiple vendors. To that end, we will be putting an emphasis on growing this business in 2005 in order to gain market share.

     "We were also pleased with our ability to continue to reduce the Company's public debt during the year. By year end 2004, we had reduced this debt to $64.4 million from $82.5 million at the end of 2003. In addition, general and administrative expenses as a percentage of revenues decreased to 11.2% in 2004 from 12.8% in 2003."

     Mr. Fanning concluded, "We are most optimistic about COMFORCE's prospects for 2005. We will continue to focus on those areas of our business that we believe provide the greatest opportunity for increased revenue and profitability including PRO Unlimited, RightSourcing and Government Staffing. At the same time a reduction of debt remains a priority and we will continue to look to keep our costs in line with our revenue. While the first quarter is typically our slowest quarter, as is the case in the industry as a whole, we nonetheless anticipate that our first quarter 2005 revenues will exceed those of first quarter 2004, but do not expect to experience sequential growth over fourth quarter 2004."

     COMFORCE Corporation will hold an investor conference call to discuss the Company's financial and operational results at 2:00 p.m. Eastern Time on March 15, 2005. Investors will have the opportunity to listen to the conference call through the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least 15

                                     -More-
minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for replay.

About COMFORCE

     COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 500 companies. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services and Nurse Staffing Services, Sarbanes-Oxley Specialists, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has thirty-six (36) offices nationwide.


          To view the Company's web page visit http://www.comforce.com


Various statements made in this release concerning the Company's expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: the loss of key customers, weakness in job growth, a reduction in corporate or government spending, adverse economic conditions generally or in key industries served by the Company, or a reduction in the demand for outsourcing services generally which could heighten competition among staffing companies and negatively impact revenues and margins; the Company's significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company's competitiveness and capital structure or expanding its operations; and the heightened standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods (in addition to the write-offs of $71.6 million in 2002 and $24.5 million in 2003), which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under "Forward Looking Statements" in Part II, Item 7 of the Company's 10-K for the year ended December 28, 2003 and under "Risk Factors" in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC's web site at "www.sec.gov" and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, telephone 516-437-3300.

                           -Financial Tables Follow -

                   COMFORCE CORPORATION AND SUBSIDIARIES

             Consolidated Statements of Operations
           (in thousands, except per share amounts)
                          (unaudited)

                                                                     Three Months Ended          Twelve Months Ended
                                                                   Dec 26,       Dec 28,         Dec 26,      Dec 28,
                                                                     2004          2003           2004         2003
                                                                ---------------------------  --------------------------
Net sales of services                                           $    132,496 $      102,838  $     480,887 $    369,982
                                                                ------------ --------------  ------------- ------------
Costs and expenses:

   Cost of services                                                  112,132         86,220        408,850      308,840
   Selling, general and administrative expenses                       14,365         12,408         53,755       47,517
   Goodwill impairment                                                     -              -              -       24,500
   Depreciation and amortization                                       1,191          1,035          4,219        4,220
                                                                ------------ --------------  ------------- ------------
        Total costs and expenses                                     127,688         99,663        466,824      385,077
                                                                ------------ --------------  ------------- ------------
Operating income (loss)                                                4,808          3,175         14,063      (15,095)
                                                                ------------ --------------  ------------- ------------
Other income (expense):
   Interest expense                                                   (3,185)        (3,253)       (12,338)     (13,931)
   Write-off of deferred financing costs                                   -              -              -         (431)
   Gain on debt extinguishment                                            20            808          1,999        9,582
   Other income, net                                                      63             18            110          637
                                                                ------------ --------------  ------------- ------------
                                                                      (3,102)        (2,427)       (10,229)      (4,143)

Income (loss) from continuing operations before income taxes           1,706            748          3,834      (19,238)

Provision for income taxes                                               931            563          2,058          571
                                                                ------------ --------------  ------------- ------------
        Income (loss) from continuing operations                         775            185          1,776      (19,809)
                                                                ------------ --------------  ------------- ------------
   Loss from discontinued operations, net of tax
        benefit of $3 and $13 in the three and twelve
        months ended December 26, 2004 and a tax provision
        of $11 and $54 in the three and twelve months
        ended December 28, 2003                                           (3)           (19)           (20)      (3,427)
                                                                ------------ --------------  ------------- ------------
        Net income (loss)                                       $        772 $          166  $       1,756 $    (23,236)

Dividends on preferred stock                                             155            126            530          672
                                                                ------------ --------------  ------------- ------------
        Net income (loss) available to common
          stockholders                                          $        617 $           40  $       1,226 $    (23,908)
                                                                ============ ==============  ============= =============
Basic income (loss) per common share:
   Income (loss) from continuing operations                     $       0.04 $         0.00  $        0.07 $      (1.23)
   Income (loss) from discontinued operations                              -              -              -        (0.21)
                                                                ------------ --------------  ------------- ------------
   Net income (loss)                                            $       0.04 $         0.00  $        0.07 $      (1.44)
                                                                ============ ==============  ============= =============


Diluted income (loss) per common share:
   Income (loss) from continuing operations                     $       0.03 $         0.00  $        0.07 $      (1.23)
   Income (loss) from discontinued operations                              -              -              -        (0.21)
                                                                ------------ --------------  ------------- ------------
   Net income (loss)                                            $       0.03 $         0.00  $        0.07 $      (1.44)
                                                                ============ ==============  ============= =============
Weighted average common shares outstanding, basic                     16,689         16,659         16,675       16,659
                                                                ============ ==============  ============= =============
Weighted average common shares outstanding, diluted                   29,533         16,659         18,122       16,659
                                                                ============ ==============  ============= =============

                      Consolidated Balance Sheets
                          December 26, 2004 and December 28, 2003
           (in thousands, except share and per share amounts)

                                                                            December 26,       December 28,
                        Assets                                                  2004              2003
                                                                         -----------------    --------------
Current assets:
    Cash and cash equivalents                                            $          15,233             7,598
    Accounts receivable, less allowance of
      $427 and $377 in 2004 and 2003, respectively                                  64,421            52,378
    Funding and service fees receivable, less allowance of
      $615 and $515 in 2004 and 2003, respectively                                  21,822            23,726
    Prepaid expenses and other current assets                                        3,676             4,026
    Deferred income taxes, net                                                       2,404             1,957
                                                                         -----------------    --------------
                Total current assets                                               107,556            89,685

Deferred income taxes, net                                                           1,281             1,471
Property and equipment, net                                                          6,293             8,499
Intangible assets, net                                                                  81               132
Goodwill, net                                                                       32,073            32,242
Deferred financing costs, net                                                        1,464             2,284
                                                                         -----------------    --------------
                Total assets                                             $         148,748           134,313
                                                                         =================    ==============

                 Liabilities and Stockholders' Deficit

Current liabilities:
    Accounts payable                                                     $           4,325             2,757
    Accrued expenses                                                                57,025            42,127
                                                                         -----------------    --------------
                Total current liabilities                                           61,350            44,884

Long-term debt                                                                     117,227           127,960
Other liabilities                                                                        6                93
                                                                         -----------------    --------------
                Total liabilities                                                  178,583           172,937
                                                                         -----------------    --------------

Commitments and contingencies

Stockholders'deficit:

    Common stock                                                                       167               167
    Convertible preferred stock                                                     15,081             4,817
    Additional paid-in capital                                                      47,193            50,501
    Accumulated other comprehensive income                                             153                76
    Accumulated Deficit, since January 1, 1996                                     (92,429)          (94,185)
                                                                         -----------------    --------------
                Total stockholders' deficit                                        (29,835)          (38,624)
                                                                         -----------------    --------------
                Total liabilities and stockholders' deficit              $         148,748           134,313
                                                                         =================    ==============
